Exhibit 99.1

Carter Validus Mission Critical REIT, Inc. Exceeds $400 Million in Acquisitions

(Tampa, FL) (January 3, 2013) Carter Validus Mission Critical REIT, Inc. (“CVMC REIT”) announced today that it recently acquired its 17th real estate asset, bringing the total amount of the portfolio to $417,634,000, consisting of 1.2 million rentable square feet across nine states.

CVMC REIT’s strategy continues to focus on high quality, net leased Data Center and Healthcare properties throughout the United States that are “mission critical” or essential to the successful operations of its tenants. Below is a recap of significant milestones achieved in 2012.

2012 Highlights*

•	Total investments increased to $417.6 million.

•	$143.8 million of acquisitions completed in Q4 2012.

•	Weighted average cap rate of the assets in the portfolio is 8.9%.

•	Total occupancy is 100%.

•	Weighted average remaining lease term of the portfolio is 12.5 years with average annual rental rate increases of 2.4%

•	Portfolio leverage ratio is 50%

*	Information is presented as of December 31, 2012.

“We are delighted with our ability to consistently execute on our focused strategy throughout 2012. With a robust pipeline of mission critical real estate acquisitions, we look forward to a very exciting 2013,” says John Carter, CEO of CVMC REIT.

Carter Validus Mission Critical REIT, Inc. is a company that elected to be taxed as a real estate investment trust for federal income tax purposes that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are those properties that are essential to the successful operations of the companies within the industries in which such companies operate. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-0101

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to confirm the statement to actual results or changes in the company’s expectations.